                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-68032

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 27, 2001)

                                  $250,000,000

                             AMKOR TECHNOLOGY, INC.

    5.75% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (THE "CONVERTIBLE NOTES")
                AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF
                             THE CONVERTIBLE NOTES
                           -------------------------
     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5.75% Convertible Subordinated Notes due 2006 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 27, 2001, including the supplements dated September 21, 2001, October 25, 2001, November 5, 2001, December 13, 2001, February 13, 2002 and May 31, 2002 and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                    PRINCIPAL AMOUNT
                                     AT MATURITY OF
                                   CONVERTIBLE NOTES      PERCENTAGE OF     NUMBER OF SHARES OF   PERCENTAGE OF
                                   BENEFICIALLY OWNED   CONVERTIBLE NOTES    COMMON STOCK THAT     COMMON STOCK
NAME                                THAT MAY BE SOLD       OUTSTANDING        MAY BE SOLD(1)      OUTSTANDING(2)
----                               ------------------   -----------------   -------------------   --------------
ARES III CLO Ltd.................    $  750,000.00           0.30000%             21,429             0.01303%
ARES IV CLO Ltd..................    $2,000,000.00           0.80000%             57,143             0.03473%
Salomon Smith Barney Inc.........    $1,500,000.00           0.60000%             42,857             0.02605%

-------------------------

(1) Assumes conversion of all of the Convertible Notes at a conversion price of $35.00 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 164,477,057 shares of the common stock outstanding as of May 29, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before May 29, 2002 by the selling securityholders named in the table.

                  The date of this prospectus is May 31, 2002.